Canwest Sells FM Radio Stations in United Kingdom

WINNIPEG, August 11, 2008 – Canwest Global Communications Corp. (“Canwest” or the “Company”) announced today that it has sold its three FM radio stations in United Kingdom.

The Company’s wholly-owned subsidiary, Canwest MediaWorks UK Limited has completed the sale of its “Original 106fm” branded radio operations in Bristol, England and Aberdeen, Scotland to private investors that include members of the stations’ management group. A third station that services the Solent region of England has been sold to Complete Communications Corporation Limited. All will continue to operate under the “Original FM” brand name through licence agreements with Canwest.

After reviewing the U.K radio industry earlier this year, Canwest determined that the growth potential in this mature market was limited and that it would be better to focus resources in areas that had better long-term prospects.

“Our strategy is to focus on our core assets, improve our balance sheet and invest in higher-growth products and areas of the media business,’’ Canwest President and Chief Executive Officer Leonard Asper said. “When reviewing our properties, we determined that the prospects for FM radio in the U.K. were not consistent with the Company’s long-term growth strategy.”

Asper added that the sale of the three properties will enable the Company to improve its operating profit by about $7 million annually.

Canwest first applied for its first FM licence in 2004 to complement its television holdings in Ireland. At the time, U.K.’s radio market was expected to grow significantly. However, by the time the broadcast regulator issued the licences, two years had passed and the radio market had become intensely competitive and the growth outlook was significantly reduced. Having concluded that the three stations could not meet its financial performance expectations, Canwest sold them.

Forward Looking Statements:

This news release contains certain comments or forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest.  Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2007 dated November 20, 2007 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the nine months ended May 31, 2008. We disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) an international media company, is Canada's largest media company. In addition to owning the Global Television Network, Canwest is Canada's largest publisher of paid English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations and networks in Canada, New Zealand, Australia, Turkey, Indonesia, Singapore, the United Kingdom and the United States.

Media Contact:
John Douglas, Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com